PRESS RELEASE	LIFE SCIENCES RESEARCH, INC.
(NYSE Arca: LSR)
P.O. Box 2360
Mettlers Road
East Millstone, NJ 08875-2360

For Further Information:
Richard Michaelson
Phone: US (732) 649-9961
e-mail: LifeSciencesResearch@LSRinc.net

July 9, 2009

Life Sciences Research, Inc. to be Acquired in Going Private Transaction
for $8.50 Per Share in Cash

East Millstone, New Jersey, July 9, 2009 – Life Sciences Research, Inc. (NYSE Arca: LSR) announced today that it has entered into a definitive merger agreement to be acquired by Lion Holdings, Inc., an entity controlled by LSR’s Chairman and Chief Executive Officer, Andrew Baker, for $8.50 per share in cash.  Mr. Baker currently beneficially owns approximately 17.5% of the outstanding shares of LSR.

Under the terms of the merger agreement, LSR stockholders, other than Mr. Baker and his affiliates, will receive $8.50 in cash for each outstanding share of LSR common stock, representing a premium of approximately 77 percent over LSR’s closing share price of $4.79 on March 3, 2009, the last trading day prior to public announcement of Mr. Baker’s initial March 3, 2009 proposal to acquire the Company for $7.50 per share.  The $8.50 per share purchase price also represents a premium of 13% over Mr. Baker’s initial proposal, and a premium of 18% over LSR’s closing share price of $7.18 on July 8, 2009, the last full trading day prior to today’s announcement.

A Special Committee consisting of LSR’s independent directors was charged with evaluating strategic alternatives for the Company and unanimously recommended approval of the merger.  Based upon this recommendation, LSR’s Board of Directors (with Andrew Baker and Brian Cass abstaining), approved the merger  and resolved to recommend that LSR stockholders approve the merger.  The Special Committee was advised by independent counsel and an independent financial advisor who provided a fairness opinion to the Special Committee.

“The strategic review process conducted by the Special Committee was rigorous and thorough and involved extensive negotiations over a four-month period”, said Gabor Balthazar, Chairman of the Special Committee.  “With the assistance of our independent financial advisor and legal counsel, the Special Committee spent a significant amount of time and effort exploring strategic alternatives, including a broad solicitation of third party proposals.  We believe this transaction is in the best interests of Life Sciences Research and its stockholders.”

The transaction is expected to close in the fourth quarter of 2009 and is subject to certain closing conditions, including approval by LSR stockholders and the absence of a “company material adverse effect” (as defined in the merger agreement) and other closing conditions set forth in the merger agreement.  Pursuant to the merger agreement, the merger must be approved not only by the affirmative vote of holders of at least a majority of the outstanding shares entitled to vote on the merger, but also by a majority of the votes cast by holders of outstanding LSR shares, excluding for such purposes any votes cast by Lion Holdings, Inc., Lion Merger Corp., Andrew Baker or any other “interested party” (as defined in the merger agreement).

Lion Holdings, Inc. has secured equity and debt financing commitments that provide for the necessary funds to consummate the transactions contemplated by the merger agreement.  The merger agreement is not subject to a financing condition.

Mr. Baker commented, “I am delighted that the Special Committee has unanimously recommended, and the Board has approved, this transaction.  I look forward to continuing to work with the outstanding employees of the Company.”

About the Transaction

In connection with the proposed merger, LSR will file a proxy statement with the  U.S. Securities and Exchange Commission as soon as practicable.  When completed, a definitive proxy statement and a form of proxy will be mailed or made available to the stockholders of the Company.   STOCKHOLDERS AND OTHER SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by LSR at the U.S. Securities and Exchange Commission’s web site at http://www.sec.gov and on the Company’s web site at www.lsrinc.net.

LSR and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger.  Information concerning the interests of LSR’s participants in the solicitation of proxies will be set forth in LSR’s proxy statement referred to above and additional information regarding LSR’s directors and executive officers is included in LSR’s 2009 proxy statement and 2008 Annual Report on Form 10-K, previously filed with the U.S. Securities and Exchange Commission.  Stockholders may obtain additional information regarding the interests of the Company’s directors and executive officers in the merger and the solicitation of proxies, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.

About Life Sciences Research

Life Sciences Research, Inc. is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries.  LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment.  The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products.  The Company's services are designed to meet the regulatory requirements of governments around the world.  LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

Forward Looking Statements

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  These statements are based largely on LSR’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR’s control, including without limitation the ability to satisfy the conditions to closing set forth in the merger agreement and other risks and uncertainties as more fully described in the Company’s SEC filings, including its Form 10-K for the fiscal year ended December 31, 2008, as filed with the U.S. Securities and Exchange Commission.